PRESS RELEASE

Nostalgia
Television


FOR IMMEDIATE RELEASE


         NOSTALGIA, HEIM AGREEMENT TO EXPIRE ON JUNE 30



WASHINGTON, D.C. March 1 -- Nostalgia Television announced today that the employment agreement with its President and Chief

Executive Officer Jack Heim will expire on June 30.  The company anticipates his continuing in an advisory capacity, if needed,

after that date.

     Heim said:  "I had a goal to bring the network to where we are today -- back in the game as the only programming service serving the fifty-plus viewer.  The network has strong name and brand recognition by our present and prospective affiliates.  My job now is to ensure that we have the right mix of talent and vision that can take this network to the next level."

     Heim added:  "Running this network has been one of the most challenging and exciting jobs I've had.  It has taken me away from family and friends for weeks at a time and has taken a great personal toll.  I'm proud of the accomplishments of the network and I look forward to being a part its continued growth.

     Ambassador Phillip Sanchez, Publisher, Noticias del Mundo,

and Chairman of Nostalgia's Board of Directors, commented:  "We are honored to have worked with someone of Jack's caliber.  We are in the process of developing a long-range plan that will ensure Nostalgia continues its fine pattern of growth and

continues to provide cable operators with a quality service that meets the needs of the growing fifty-plus market."

                             -more-

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     In recent months, Nostalgia has stabilized any losses in its subscriber base due to retransmission consent and it presently reaches nine million subscribers.  Ratings have risen to a .2

Total Day and a .4 Monday to Sunday Primetime.  In addition,

Nostalgia has launched its Lifestage Matrix program, which

provides affiliates with the necessary training and tools to effectively target the 50+ demographic in their communities.

And, Nostalgia has forged a relationship with Lion's Club

International whereby its member organizations throughout the country will work with Nostalgia and its affiliates on its

renowned SightFirst campaign.  The community affairs program,

launched last fall, won rave reviews from affiliates and was nominated for a Cable Television Public Affairs Association

Beacon Award.

     Nostalgia Television is the only 24-hour, basic-cable

television service that offers broadbased entertainment

programming for today's fastest growing audience -- adults 50+.

Nostalgia currently serves approximately 9 million subscribers via satellite to approximately 790 affiliates.  The Nostalgia

Network, Inc., which operates Nostalgia Television, is publicly traded and quoted on NASDAQ under the symbol "NNET."



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CONTACT:  Mary Pittelli
          (301) 206-5393